UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sun Microsystems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4150 Network Circle Santa Clara, CA 95054 (650) 960-1300	94-2805249
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification Number)

Sun Microsystems, Inc. 1990 Long-Term Equity Incentive Plan

(Full Title of the Plan)

Dorian Daley

Sun Microsystems, Inc.

4150 Network Circle

Santa Clara, California 95054

(650) 960-1300

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy To:

John M. Newell, Esq.

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, California 94111

(415) 391-0600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

On November 23, 1994, the Registrant filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8, Registration No. 33-56577 (the “Registration Statement”), for the sale of 3,350,000 shares of the common stock (the “Common Stock”), par value $0.00067 per share, of the Registrant under the Sun Microsystems, Inc. 1990 Long-Term Equity Incentive Plan.

On January 26, 2010, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 19, 2009, by and among the Registrant, Oracle Corporation and Soda Acquisition Corporation, a wholly-owned subsidiary of Oracle Corporation, Soda Acquisition Corporation merged with and into the Registrant, and the Registrant became a wholly-owned subsidiary of Oracle Corporation (the “Merger”). As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 2 to Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on the 29th day of January, 2010.

SUN MICROSYSTEMS, INC.

By:	/s/ DORIAN DALEY
Name:	Dorian Daley
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ DORIAN DALEY Dorian Daley	President and Chief Executive Officer (Principal Executive Officer)	January 29, 2010

/s/ JEFF EPSTEIN Jeff Epstein	Chief Financial Officer (Principal Financial and Accounting Officer)	January 29, 2010

/s/ BRADY MICKELSEN Brady Mickelsen	Director	January 29, 2010